Exhibit 99.1

Location Based Technologies Enters AT&T Labs for
PocketFinder and PetFinder Device Network Approval

(Business Wire) - On Friday, April 30, 2010, in Irvine, California, Location Based Technologies (OTCBB:LBAS - News), a leading-edge service provider of personal, pet and asset location devices, announces that the PocketFinder®, PetFinder®, and PocketFinder Pets® device officially entered the AT&T laboratory for final network approval. In addition, over the past five weeks, the company received four “design patents,” one “utility patent,” (with a date reaching back to 2005) along with several additional Trademarks to add to their existing Intellectual Properties portfolio.

“AT&T network approval, typically a 30 day process, is the final technical step for delivery of product in the United States,” said Dave Morse, CEO of Location Based Technologies. “We move ever closer to entering the marketplace and we are excited to be here. We remain confident about funding, in spite of the delays, but prudently continue to pursue backup options. With funds we will be able to move very swiftly,” added Morse.

The PocketFinder family of products use advanced technology to help families and businesses stay connected. As the smallest known single-board GSM/A-GPS device, it fits easily into a pocket, purse or backpack and can be accessed via the Internet, cell phone or landline to show the device’s exact location in real time. The devices also include advanced features such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a family member or pet enters or leaves a specified area. The devices can even track vehicle speeds to encourage safe driving decisions – especially for new drivers.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops customized solutions along with its leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

David Morse
Location Based Technologies
(888) 600-1044 ext 5
dave@pocketfinder.com
or
Glenn Busch, CFP
Northstar Investments
Investor Relations
(888) 600-1044 ext 3
glenn@pocketfinder.com
or
Joe Daly, Esq.
NetGain
(866) 635-0011
(760) 942-4500
investor@locationbasedtech.com

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